UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue
Suite 300
Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	BJRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective June 15, 2020, the Company modified the Third Amended and Restated Credit Agreement (the “Credit Agreement”), dated April 30, 2020, among Bank of America, N.A. (“BofA”) (as the Administrative Agent, an L/C Issuer and a Lender), JPMorgan Chase Bank, N.A. (as an L/C Issuer and a Lender), certain other parties as Lenders, and BofA Securities, Inc. (as sole Lead Arranger and sole Bookrunner).

Pursuant to the modification, the Company’s existing revolving line of credit (the “Line of Credit”) was reduced by $15,000,000 to $235,000,000, the maturity date was extended by one year to November 2022, certain changes were made in pricing and certain covenant levels were reset. In consideration of the maturity date extension, the Company paid a fee of 25 basis points.

The Line of Credit may still be increased by up to $100,000,000 at the Company’s request, with the consent of the Administrative Agent and the agreement of one or more Lenders, and upon satisfaction of certain criteria. A general description of the Line of Credit, as amended, is set forth below. Such description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement (as amended), attached hereto as Exhibit 10.1.

The Line of Credit, as amended, continues to be guaranteed by the Company’s subsidiaries and secured by a pledge of the assets of the Company and its subsidiaries, subject to the exclusions of certain assets such as all real property interests. The Line of Credit, as amended, may be used for working capital and other general corporate purposes.

Borrowings under the Line of Credit, as amended, bear interest at an annual rate equal to either (a) LIBOR plus a percentage not to exceed 3.00% (with a floor on LIBOR of 1.00%), or (b) a percentage not to exceed 2.00% above a Base Rate equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) BofA’s Prime Rate, or (iii) one-month LIBOR plus 1.00%, in either case depending on the level of lease and debt obligations of the Company as compared to EBITDA and lease expenses. Pursuant to the Line of Credit, as amended, the Company will be required to pay certain customary fees and expenses associated with maintenance and use of the Line of Credit including letter of credit issuance fees and unused commitment fees. Interest on the Line of Credit, as amended, is payable monthly and the Line of Credit, as amended, expires, and all borrowings thereunder must be repaid, on or before November 18, 2022.

The financial covenants tested under the Line of Credit, as amended, largely remain unchanged. As was the case before the amendment, the fixed charge coverage ratio and the lease adjusted leverage ratio will next be tested based upon earnings of the Company starting in November 2020. The financial covenant pertaining to the liquidity of the Company will continue to be tested monthly through December 2020, with the Company required to maintain minimum cash equal to the sum of a monthly fixed amount (which fixed amount declines each month) plus 80% of the proceeds from (i) any sale of equity interests occurring after April 1, 2020 and (ii) any increase in the Line of Credit above $235,000,000. Under the modification, the fixed amount referenced in the prior sentence was reduced each month by $12,470,000.

The Line of Credit, as amended, contains certain representations and warranties, affirmative and negative covenants and events of default that are customary for credit arrangements of this type, including covenants which, subject to customary restrictions, restrict or limit the Company’s ability to, among other things, create liens, borrow money, pay dividends, conduct stock repurchases and certain other transactions.

Item 9.01	Exhibits

Exhibit No.	Description

10.1	First Amendment to Third Amended and Restated Credit Agreement, dated June 15, 2020 among the Company and Bank of America, N.A. and the other lenders identified therein

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 17, 2020	BJ’S RESTAURANTS, INC. (Registrant)

	By:	/s/ GREGORY S. LEVIN
Gregory S. Levin, President, Chief Financial Officer and Secretary (Principal Financial Officer)